EXHIBIT 99.1

Contact: Investor Relations (949) 699-4804

THE WET SEAL, INC. ANNOUNCES RESIGNATION OF

CHIEF FINANCIAL OFFICER

FOOTHILL RANCH, CA, November 20, 2003—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced the resignation of chief financial officer William B. Langsdorf, who will be leaving the company in January next year, for personal reasons.

“We are very grateful to Bill for his tireless efforts and valued contributions to the company,” said Peter D. Whitford, chief executive officer. “While we are very sorry to see him go, we respect his decision to focus on family and personal concerns. We appreciate Bill’s agreement to stay on through the holiday season and assist us during the transition period. We sincerely wish him well in his future endeavors.”

Langsdorf, who joined the company as chief financial officer in October 2002, has expressed a willingness to continue to work with the company on a consulting basis as needed following his formal departure date. The company has retained DHR International to conduct the executive search for his replacement.

Joseph Deckop, the company’s executive vice president of central planning and allocation, will assume the role of interim chief financial officer until a permanent appointment is made. Deckop, who joined the company earlier this year, has a wealth of financial experience with specialty retail companies including nine years as chief financial officer of Victoria’s Secret, in addition to holding this position at Value City and other leading retailers. Most recently, he was senior vice president, strategic systems planning at The Disney Store, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 622 stores in 47 states, the District of Columbia and Puerto Rico, including 485 Wet Seal stores, 106 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.